WINTHROP REALTY TRUST ANNOUNCES RESULTS FOR
SECOND QUARTER 2015

FOR IMMEDIATE RELEASE

Boston, Massachusetts – August 6, 2015 – Winthrop Realty Trust (NYSE:FUR) (the “Company” or “Winthrop”), which is liquidating and winding down pursuant to a plan of liquidation, announced today its financial and operating results for the second quarter ended June 30, 2015.

Financial Results

Liquidation Basis of Accounting

As a result of the shareholder approval of the plan of liquidation on August 5, 2014, effective August 1, 2014, the Company began reporting its financial results on the liquidation basis of accounting.  The liquidation basis of accounting requires, among other things, that management estimate sales proceeds on an undiscounted basis as well as include in the Company’s assets and liabilities the undiscounted estimate of future revenues and expenses of the Company.  The estimated net assets in liquidation at June 30, 2015 would result in liquidating distributions of approximately $15.23 per common share.  This estimate of future liquidating distributions includes projections of costs and expenses to be incurred during the period required to complete the plan of liquidation.  There is inherent uncertainty with these projections and, accordingly, these projections could change materially based on a number of factors both within and outside of Winthrop’s control including the timing of sales, the performance of underlying assets and any changes in the underlying assumptions of projected cash flows.

After giving effect to the $1.25 per common share liquidating distribution which was paid on June 16, 2015 this current estimate represents an increase in liquidating distributions of $0.09 per common share over the Company’s estimate at March 31, 2015.  The increase is primarily the result of increased liquidation values for the Company’s luxury residential property in Stamford, Connecticut and its office property in Cerritos, California both of which are under contract to be sold.  In addition, the Company’s investments in the Sullivan Center, Vintage Housing Holdings and Concord Debt Holdings were increased slightly.  These increases were partially offset by a decrease in the liquidation value of the Company’s investment in CDH CDO based on a decrease in the estimated underlying collateral value of one of the loan assets held by the venture.  No change has been made to the valuation of the Company’s investment in 701 Times Square.

2015 Second Quarter Activity and Subsequent Events

Assets Sold

•
44 Monroe – On April 14, 2015 the ST Residential venture in which the Company holds an 83.7% interest sold its apartment building located in Phoenix, Arizona for gross proceeds of $50.65 million.  The entire net proceeds, after closing costs and pro-rations, of approximately $49.14 million were used to pay down the loan collateralized by the remaining properties in the venture reducing the outstanding principal balance to $77.8 million.  The gross liquidation value of the property was $50.65 million at March 31, 2015.

•
MSREF Luxury Hotel – The luxury hotel assets owned by the MSREF hotel venture in which the Company has an equity interest through its investment in Concord Debt Holdings were sold on May 8, 2015.  The Company’s share of the distribution from the sale was $20.2 million.  In addition, a portion of the purchase price is being held in reserves which could result in an additional distribution to the Company of up to $1.6 million.

•
Vintage Housing Holdings – On June 1, 2015 the Company sold its interest in the Vintage Housing Holdings venture and received net proceeds of $82.5 million, which is net of lender transfer fees and $1.4 million of return of capital distributions received during the quarter.

Assets Under Contract for Sale

•
Highgrove, Stamford, Connecticut – On June 26, 2015 the venture in which the Company holds an 83.7% interest entered into a contract to sell its apartment building located in Stamford, Connecticut for gross proceeds of $90.0 million.  The buyer’s $2.0 million deposit under the purchase contract is non-refundable, subject to customary closing conditions.  If consummated, the sale is expected to close in the third quarter of 2015.  The property is currently subject to a $77.8 million loan cross-collateralized with the Mosaic apartment property in Houston, Texas.  The loan will be satisfied in full from the sales proceeds.  After giving effect to this transaction, the venture will hold its remaining property, located in Houston, Texas, free of debt.  The liquidation value of the Stamford, Connecticut property was $84.9 million at March 31, 2015 and December 31, 2014.  The liquidation value at June 30, 2015 was increased to $90.0 million to reflect this contract for sale.

•
Cerritos, California – On June 15, 2015 the Company entered into a contract to sell its office property located in Cerritos, California for gross proceeds of $30.5 million.  The buyer’s $850,000 deposit under the purchase contract is non-refundable, subject to customary closing conditions.  If consummated, the sale is expected to close in the third quarter of 2015.  The property is currently subject to a loan that will require a payment of approximately $23.3 million to be satisfied, which amount will be paid from the sales proceeds.  The liquidation value of the property was $29.9 million at March 31, 2015 and December 31, 2014.  The liquidation value at June 30, 2015 was increased to $30.5 million to reflect the contract for sale.

•
Jacksonville, Florida – On June 1, 2015 the Company entered into a contract to sell its 588,000 square foot warehouse property leased primarily to Fanatics, Inc.  The buyer’s deposit is refundable through August 24, 2015 pending a diligence period.

Senior Note Repayment

•
On June 23, 2015 the Company notified the trustee of its outstanding 7.75% Senior Notes due 2022 that it will redeem the Senior Notes in full effective August 15, 2015.  The aggregate redemption price payable on such date, exclusive of Senior Notes held by Winthrop, is $72,635,081.42 (or $25.484375 per $25.00 face amount Senior Note).

Conference Call Information

The Company will host a conference call to discuss its second quarter 2015 activities today, Thursday, August 6, 2015 at 12:00 PM Eastern Time.  Interested parties may access the live call by dialing (877) 407-9205 or (201) 689-8054, or via the Internet at www.winthropreit.com within the News and Events section.  An online replay will be available for one year.  A replay of the call will be available through September 6, 2015 by dialing (877) 660-6853; conference ID 13613811.

About Winthrop Realty Trust

Winthrop, headquartered in Boston, Massachusetts, is a NYSE-listed real estate investment trust (REIT).  On August 5, 2014 Winthrop’s shareholders adopted a plan of liquidation pursuant to which Winthrop is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value.  For more information, please visit our web-site at www.winthropreit.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements in this release state the Company’s and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements for which the Company claims the protections of the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995.  It is important to note that future events and the Company’s actual results could differ materially from those described in or contemplated by such forward-looking statements.  Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or general downturn in their business, (iii) local real estate conditions, (iv) increases in interest rates, (v) increases in operating costs and real estate taxes, (vi) changes in accessibility of debt and equity capital markets and (vii) defaults by borrowers on loans.  Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission, copies of which may be obtained from the Company or the Securities and Exchange Commission.  The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the Company's most recent Annual Report on Form 10-K, as may be updated or supplemented in the Company's Form 10-Q filings, which discuss these and other factors that could adversely affect the Company's results.

CONSOLIDATED STATEMENTS OF NET ASSETS
(Liquidation Basis)
(unaudited, in thousands)

	June 30,	December 31,
	2015	2014
ASSETS
Investments in real estate	$516,367	$557,325
Equity investments	285,569	389,921
Cash and cash equivalents	115,549	127,583
Restricted cash held in escrows	7,514	5,831
Loans receivable	8,395	24,005
Secured financing receivable	29,164	29,210
Accounts receivable	1,322	1,468
Loan securities	-	918
TOTAL ASSETS	963,880	1,136,261

LIABILITIES
Mortgage loans payable	246,641	296,954
Senior notes payable	71,255	71,265
Liability for non-controlling interests	46,706	46,564
Liability for estimated costs in excess of estimated receipts during liquidation	32,781	31,253
Dividends payable	1,549	82,353
Accounts payable, accrued liabilities and other liabilities	8,011	10,794
Related party fees payable	2,045	2,374
TOTAL LIABILITIES	408,988	541,557

COMMITMENTS AND CONTINGENCIES
Net assets in liquidation	$554,892	$594,704

Further details regarding the Company’s results of operations, properties, joint ventures and tenants are available in the Company’s Form 10-Q for the quarter ended June 30, 2015 which will be filed with the Securities and Exchange Commission and will be available for download at the Company’s website www.winthropreit.com or at the Securities and Exchange Commission website www.sec.gov.

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Contact Information:

AT THE COMPANY

John Garilli
Chief Financial Officer
(617) 570-4614